Exhibit 10.19
AGREEMENT
For
PURCHASE AND SALE
of
ASSETS
Dated as of October __, 2006
Between
TRINSIC COMMUNICATIONS, INC.
And
COMMX HOLDINGS, INC.
-i-

TABLE OF CONTENTS
Page

ARTICLE 1 PURCHASE AND SALE OF ASSETS	1

1.1. Purchase and Sale of Transferred Assets	1

1.2. Assumption of Obligations by Buyer	1

1.3. Purchase Price	2

1.4. Prorations	3

1.5. Allocation of the Purchase Price for Tax Purposes	4

1.6. Transfer Taxes	4

ARTICLE 2 ACCESS	4

2.1. Access to Books and Records	4

2.2. Access to Customer Data	4

ARTICLE 3 TRANSFERS	5

3.1. Transfers	5

3.2. Deliveries by Seller to Buyer	5

3.3. Deliveries by Buyer to Seller	5

3.4. Further Assurances	6

ARTICLE 4 CONDITIONS	6

4.1. Conditions to Buyer’s Obligations	6

4.2. Conditions to Seller’s Obligations	7

ARTICLE 5 REPRESENTATIONS AND WARRANTIES	8

5.1. Buyer’s Representations and Warranties	8

5.2. Seller’s Representations and Warranties	9

ARTICLE 6 COVENANTS	10

6.1. Covenants of Seller	10

6.2. Confidentiality and other Post Transfer Restrictions on Seller	10

6.3. Confidentiality and other Post-Transfer Restrictions on Buyer	10

6.4. Mutual Covenants	11

ARTICLE 7 TERMINATION	12

7.1. Termination By Buyer	12

7.2. Termination By Seller	12

7.3. Termination By Buyer or Seller	12

7.4. Effect of Termination	12

ARTICLE 8 ADDITIONAL MATTERS	13

8.1. Pre-Transfer	13

8.2. Customer Records	13

8.3. Carrier Access Billing	13

8.4. New Customer Service Orders and Service Change Orders	14

8.5. Access to Books and Records	14

8.6. Bulk Sales Laws	14

8.7 Post Transfer Support	14

ARTICLE 9 SURVIVAL AND INDEMNIFICATION	15

9.1. Survival	15

9.2. Indemnification and Payment of Damages by Seller	15

9.3. Indemnification and Payment of Damages by Buyer	15

9.4. Procedure for Indemnification – Third Party Claims	15

9.5. Procedure for Indemnification – Other Claim	16

9.6. Limitations on Seller’s Indemnification of Purchaser	16

9.7. Limitations on Buyer’s Indemnification of Seller	16

ARTICLE 10 WAIVER OF TRIAL BY JURY	17

10.1. Waiver of Trial by Jury	17

10.2. Dispute Resolution	17

ARTICLE 11 CERTAIN DEFINITIONS	17

11.1. Defined Terms	17

11.2. Interpretation	22

ARTICLE 12 GENERAL	22

12

12.1. Notices	22

12.2. Waivers	23

12.3. Payment of Expenses	23

12.4. Headings	23

12.5. Counterparts; Facsimile	23

2

12.6. Successors and Assigns	23

12.7. Assignment	24

12.8. Additional Instruments and Assistance	24

12.9. Governing Law	24

12.10. Severability	24

12.11. Amendments	24

12.12. No Construction Against the Drafting Party	24

12.13. Entire Agreement; No Third Party Beneficiaries	25

3

AGREEMENT FOR PURCHASE AND SALE OF ASSETS
     This Agreement for Purchase and Sale of Customer Access Lines (this “Agreement”) is made and entered into this ___ day of October 2006, between Trinsic Communications, Inc., a Delaware corporation (“Seller”), and CommX Holdings, Inc., a Florida corporation (“Buyer”).
RECITALS
     A. Seller is a competitive local exchange carrier. Seller has a line of business whereby it utilizes a voice over Internet protocol (“VoIP”)-based network to provide voice and data services to end users (the “Business”). The network includes aggregation devices placed on the customers’ premises called integrated access devices or “IADs” and pure packet nodes or “PPNs.” IADs are installed on the premises of multi-line business customers. PPN’s are installed on the premises of multi-unit dwellings where many single-line customers reside. Internally at Seller the VoIP network is referred to as NGN or “next generation network. The Business operates in three distinct locations: New York, Tampa and Parkcrest. Parkcrest is a condominium complex on Harbour Island in Tampa. Although Parkcrest is within Tampa, for the purposes of this Agreement, the Customers residing at Parkcrest are not a subset of and are separate and distinct from the Tampa Customers.
     B. Buyer is a provider of voice application services over the internet.
     C. Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to buy, assume and accept from Seller, substantially all of Seller’s rights and obligations to operate the Business, all as set forth hereinafter.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
     1.1. Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions hereinafter set forth, at the Transfers described in Article 3, Seller agrees to sell, convey, transfer and assign to Buyer the “Transferred Assets,” and Buyer agrees to purchase and receive such Transferred Assets from Seller. Moreover, Seller agrees to pay the Purchase Price (as defined in Section 1.3 below) as set forth in Section 1.3. Seller shall retain the Excluded Assets, including but not limited to all other lines of business and the service to customers of such lines of business.
     1.2. Assumption of Obligations by Buyer. Buyer covenants and agrees that Buyer will assume and agree to perform and discharge the Assumed Liabilities as and when due. Except for the Assumed Liabilities, the parties agree that Buyer will not assume any other liability or obligation of Seller, including any liability relating to the Excluded Assets. All such liabilities not assumed by the Buyer pursuant to this Section 1.2 shall be retained by Seller and shall hereafter be referred to as the “Retained Liabilities.”

     1.3. Purchase Price. The aggregate purchase price for the Transferred Assets is $1,145,329 (the “Purchase Price”), allocated as set forth below, plus the assumption by Buyer of the Assumed Liabilities.

Transferred Asset	Amount
Tampa Customer Contracts	$418,000
New York Customer Contracts	255,750
Park Crest Customer Contracts	27,500
Equipment and other Assets	444,079

Total	$1,145,329

The Purchase Price shall be payable as set forth on Exhibit B, attached hereto and incorporated herein. On each Payment Date, Buyer shall pay by check in good, immediately available funds for guaranteed overnight delivery to Seller on the next business day, at Sellers address for notices provided in Section 12.1, the sum set forth on Exhibit B (each a “Transaction Payment”).. Time is an essential element of Buyer’s obligations under this Section 1.3. The Purchase Price and Transaction Payments indicated on Exhibit B represent payment solely for the Transferred Assets and are not inclusive of charges between Seller and Buyer for adjunct services provided in association with Section 8.7 below and the Statement of Work referred to therein and attached hereto as Exhibit A and incorporated herein.
If Buyer fails or refuses to make all or any portion of any Transaction Payment in accordance with the procedure in the preceding paragraph Seller may prepare, and Buyer will sign and deliver to Seller, a security agreement granting to Seller a security interest in the Transferred Assets not paid for and file any appropriate Uniform Commercial Code forms it deems necessary or advisable in order to secure payment of such unpaid Transferred Assets.
          1.3.1 Purchase Price Adjustment. The Purchase Price established in Section 1.3 above is based upon estimated Customer counts. For Section 1.3, the number of Customers was estimated as follows:

Tampa	152 Customers

New York	93 Customers

Parkcrest	55 Customers
If on the day before end user notifications of service provider change are mailed to the Customers in a given location the number of Customers in that location is less than 95% of the foregoing estimated level for that location, then there will be a Purchase Price adjustment. The Purchase Price adjustment will be calculated by multiplying the deficient number of Tampa or New York Customers by $2,750 and Parkcrest Customers by $500. The Purchase Price adjustment will be divided by the number of remaining Payment Dates to calculate a per Transaction Payment reduction to be applied to the remaining Transaction Payments under

Exhibit B. There will be no Purchase Price adjustment for actual levels that exceed the estimated levels.
          1.3.2. Service Penalty. If through no material fault of Seller, Buyer does not complete the Transition of all Customers from any reliance upon Seller’s physical network architecture by midnight, March 31, 2007, then Buyer will owe and pay the following support service penalties for each subsequent date where Seller is provides network services because Transition has not been completed:

April 1, 2007	$10,000

April 14, 2007	$50,000

April 28, 2007	$100,000

May 28, 2007	$100,000

28th of Any Subsequent Month	$100,000
     Such payments will be due within 5 days after the penalty is incurred.
     1.4. Prorations. All taxes imposed on a periodic basis (including personal property taxes, ad valorem taxes, franchise fees or taxes and similar taxes and assessments with respect to the Transferred Assets), shall be prorated between Buyer and Seller as of 11:59 p.m., Eastern Time, on the applicable Transfer Date. With respect to measurement periods that include (but do not end on) the applicable Transfer Date (all such periods of time being hereinafter called “Proration Periods”), Seller shall be responsible for the portion of any such liabilities that relates to the portion of such Proration Period ending on the such Transfer Date, which shall be deemed to be the amount of such liability for the entire Proration Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Proration Period ending on the Transfer Date, and the denominator of which is the number of days in the Proration Period. Buyer shall be responsible for the portion of any such liabilities that relates to the portion of such Proration Period beginning after the Transfer Date, which shall be deemed to be the amount of such liability for the entire Proration Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Proration Period beginning on the day following the Transfer Date, and the denominator of which is the number of days in the Proration Period. On the Transfer Date, Buyer shall reimburse Seller, on this prorated basis, for Buyer’s portion of any such Proration Period liabilities that have been paid before the Transfer Date. Seller shall reimburse Buyer, on this prorated basis, for Seller’s portion of any such Proration Period liabilities paid on or after the Transfer Date within five (5) business days of Seller’s receipt of an invoice (including reasonable support for the calculation of the invoiced amount) from Buyer for such liabilities, but no earlier than five (5) days prior to the due date for the payment of any such liability. To the extent that Buyer or Seller has not reimbursed the other party for such a Proration Period liability for which Buyer or Seller is responsible by the due date for such reimbursement, the amount of such reimbursement payment shall bear simple interest at the rate of 8% per annum beginning on the due date for payment of each such liability.

     1.5. Allocation of the Purchase Price for Tax Purposes. Seller may, in its discretion, make an allocation (the “Allocation”) of the Purchase Price, the Assumed Liabilities and other relevant items to the individual assets or classes of assets comprising the Transferred Assets in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended (the “Code”). Buyer agrees not knowingly to make any filing or take any position with any Governmental Authority that is inconsistent with the Allocation.
     1.6. Transfer Taxes. Buyer shall bear and be responsible for any Transfer Taxes imposed by any Governmental Authorities in connection with the sale, transfer or assignment of the Transferred Assets or otherwise on account of the Transactions, regardless of whether Buyer or Seller is assessed therefor. Buyer shall pay such Transfer taxes directly to the taxing authorities or, if requested by Seller, shall remit to Seller on the Transfer Date amounts sufficient to enable Seller to pay any Transfer Taxes assessed against Seller. If Buyer pays any Transfer Taxes directly, Buyer shall provide to Seller within ten (10) days of each such payment written evidence of receipt of such payment by the appropriate taxing authority.
ARTICLE 2
ACCESS
     2.1. Access to Books and Records. Upon execution of this Agreement, Seller, upon reasonable notice from Buyer, shall permit Buyer and its authorized representatives reasonable access during customary business hours at Seller’s place of business to the books and records, contracts, permits and other relevant data, information and things pertaining to the Transferred Assets. Seller agrees to update and keep current all such information for the period prior to the Transfer of the Transferred Assets.
     2.2. Access to Customer Data. Upon execution of this Agreement, Seller shall provide Buyer with all customer information and data relating to the Transferred Assets as reasonably requested by Buyer that pertains to the Transferred Assets. Upon the request of Buyer, Seller shall provide Buyer with a complete computer download of all customer service records for Customers (including the feature sets, pricing and packages sold to the customer).
ARTICLE 3
TRANSFERS
     3.1. Transfers. Upon the terms and subject to the conditions of this Agreement, the transfer of ownership of the Transferred Assets and the assumption of the Assumed Liabilities (a “Transfer”) shall take place as outlined in Exhibit B at such location and time as the parties may mutually determine within the following framework, except with respect to Customer Contracts the Transfers shall take place according to the event dates identified in Exhibit B, or, if later, within three (3) days following the satisfaction or waiver of all the conditions precedent to such Transfer, including, but not limited to (i) the conditions precedent set forth in Article 4 hereof, (ii) the receipt of all necessary Governmental Approvals. For each Transfer the date on which the Transfer actually occurs is referred to as the “Transfer Date,” or collectively as “Transfer Dates.” The parties may consummate a Transfer by exchanging documents via e-mail, facsimile and overnight courier in a mutually acceptable manner. A Transfer shall be deemed to have occurred as of 11:59 p.m., Eastern Time, on the Transfer Date. Unless Buyer makes other arrangements acceptable to Seller, Seller will deliver Transferred Assets consisting of equipment to Buyer’s premises within the continental United States as directed by Buyer. Seller and Buyer will split the costs of delivery and insurance against loss in transit on a 50/50 basis.
     3.2. Deliveries by Seller to Buyer. At or prior to each Transfer, Seller will deliver to Buyer:
          3.2.1. Certificate. A duly executed certificate of Seller signed by the appropriate officer of Seller certifying as to the fulfillment of the conditions set forth in Sections 4.1.1 and 4.1.2 of this Agreement;
          3.2.2. List of Customer Contracts. If applicable to the Transaction, Seller will provide to Buyer an updated complete list of the Customer Contracts to be Transferred (a copy of such list as of the date of this Agreement is attached hereto as Exhibit C.
          3.2.3. Bill of Sale. A Bill of Sale of the Transferred Assets in form and substance reasonably satisfactory to Buyer.
          3.2.4. Assignments and Consents. If applicable to the Transaction, all reasonable and necessary consents of third parties necessary to convey the Transferred Assets.
     3.3 Deliveries by Buyer to Seller. At or before each Transfer, Buyer will deliver to Seller a duly executed certificate of Buyer signed by the appropriate Officer of Buyer certifying as to the fulfillment of the conditions set forth in Section 4.2.1 and 4.2.2 of this Agreement.
     3.4. Further Assurances. Except as otherwise agreed by the parties, all instruments of conveyance, assignment or transfer referred to herein, and all records and data to be delivered as specified in this Agreement shall be delivered at the time of the applicable Transfer. The parties agree at any time to execute and deliver such further instruments of conveyance, assignment (including Uniform Commercial Code Forms) and assumption as may be reasonably necessary to consummate the Transfers and to give effect to the transfer of the Transferred Assets including any security interest in Transferred Assets not paid for in accordance with Section 1.3, and the assumption of the Assumed Liabilities.
ARTICLE 4
CONDITIONS
     4.1. Conditions to Buyer’s Obligations. The obligation of Buyer to consummate a Transfer shall be subject to the satisfaction, on or prior to each Transfer Date, of each of the following conditions, any of which may be waived by Buyer in writing:

          4.1.1. Representations and Warranties. All representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Transfer Date, except for such representations and warranties that are made expressly as of an earlier date which shall be true and correct as of date made.
          4.1.2. Covenants and Agreements. Seller shall have performed and complied in all material respects with all covenants and agreements required or contemplated by the Transaction Documents to be performed by it on or prior to the Transfer Date.
          4.1.3. Governmental Approvals. The Governmental Approvals applicable to the Transfer shall have been obtained and shall be in full force and effect.
          4.1.4. Legal Proceedings; No Injunction. No action or proceedings before any court or Governmental Authority shall be pending or threatened wherein an unfavorable judgment, decree or order would (a) prevent the carrying out of this Agreement, or any of the transactions contemplated herein, (b) declare unlawful the transactions contemplated by this Agreement, (c) cause such transactions to be rescinded, (d) permit consummation of the transactions contemplated herein or therein subject to the imposition of substantial damages on Buyer, or (e) materially affect the right of Buyer to own the Transferred Assets.
          4.1.5. Certificates and Other Documents. Seller shall have executed and delivered the certificates and other documents required by Article 3.
          4.1.6. No Material Adverse Effect. Subsequent to the date hereof, there shall have occurred no uncured casualty or other event or change which has resulted in a Material Adverse Effect.
          4.1.7 Other Agreements. Seller has no legal obligation to any other person or entity to: (a) sell the Transferred Assets, or (b) to enter into any agreement with respect to the same.
     4.2. Conditions to Seller’s Obligations. The obligation of Seller to consummate any Transfer shall be subject to the satisfaction, on or prior to the Transfer Date, of each of the following conditions, any of which may be waived by Seller in writing:
          4.2.1. Representations and Warranties. All representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Transfer Date except for such representations and warranties that are made expressly as of an earlier date which shall be true and correct as of date made.
          4.2.2. Covenants. Buyer shall have performed and complied with all covenants and agreements required or contemplated by the Transaction Documents to be performed by it on or prior to the Transfer Date, including the delivery of all Transaction Payments by the applicable Payment Dates (except where the Payment Date has not yet arrived).
          4.2.3. Governmental Approvals. All Governmental Approvals applicable to the Transfer shall have been obtained and shall be in full force and effect.

          4.2.4. Legal Proceedings; No Injunction. No action or proceeding before any court or Governmental Authority shall be pending or threatened wherein an unfavorable judgment, decree or order would (a) prevent the carrying out of this Agreement or any of the transactions contemplated herein (b) declare unlawful the transactions contemplated by this Agreement (c) cause such transactions to be rescinded, or (d) permit consummation of the transactions contemplated herein subject to the imposition of substantial damages on Seller.
          4.2.5. Certificates and Other Documents. Buyer shall have delivered the certificates and other documents required under Article 3.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
     5.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:
          5.1.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full authority (i) to execute and deliver the Transaction Documents, to consummate the Transactions and to perform all of its obligations under the Transaction Documents, and (ii) to own, lease or otherwise hold the assets owned, leased or held by it. Buyer has obtained all corporate approvals necessary to authorize the execution, delivery and performance of this Agreement, and Buyer has obtained, or will have obtained prior to each Transaction, all corporate approvals necessary to consummate the Transactions and authorize the execution, delivery and performance of the Transaction Documents.
          5.1.2 Authority. This Agreement has been, and when executed by Buyer each of the other Transaction Documents will be, duly and validly executed and delivered by Buyer. This Agreement constitutes, and when executed by Buyer each of the other Transaction Documents will constitute, the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to creditors’ rights generally and by principles of equity.
          5.1.3. No Restrictions Against Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer do not, and the fulfillment by Buyer of its obligations under this Agreement and the Transaction Documents will not, conflict with, violate or result in the breach of any provision of (i) the Articles of Incorporation or Bylaws of Buyer or (ii) any contract, agreement, instrument or other legally binding arrangement to which Buyer is a party or by which any of Buyer’s assets are bound. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer will not, to Buyer’s Knowledge, violate any Law. Except for the FCC Approvals and PUC Approvals the parties contemplate obtaining pursuant to Sections 6.4.3 and 6.4.4 of this Agreement, Buyer’s execution, delivery and performance of this Agreement and the Transaction

Documents do not require authorization or approval of, or filing with, any Governmental Authority. At the time of Transfer of each Transaction, Buyer will have all required certifications, permits and licenses necessary and required to own and operate the Transferred Assets.
          5.1.4. Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Seller for any broker’s or finder’s fees or similar fees or expenses.
          5.1.5 Litigation. As of the date hereof there are no actions, suits, proceedings, claims, arbitrations or investigations, either at law or in equity, of any kind now pending (or to Buyer’s Knowledge threatened) against Buyer (i) that question the validity of any of the Transaction Documents or the Transactions; or (ii) that seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Buyer under the Transaction Documents.
     5.2. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:
          5.2.1 Organization. Seller is a corporation duly and validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to execute and deliver the Transaction Documents, to consummate the Transactions and to perform all of its obligations under the Transaction Documents. Seller has obtained all corporate and partnership approvals necessary to consummate the Transactions and authorize the execution, delivery and performance of the Transaction Documents.
          5.2.2. Authorization, Execution and Delivery. This Agreement has been, and when executed by Seller each of the other Transaction Documents will be, duly and validly executed and delivered by Seller. This Agreement constitutes, and when executed by Seller each of the other Transaction Documents will constitute, the valid, legal and binding agreement of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to creditors’ rights generally and by principles of equity.
          5.2.3 Transferred Assets. Seller has good title to all of the Transferred Assets and shall deliver same free and clear of all Encumbrances (except for any necessary security interest delivered by Buyer to Seller pursuant to Section 1.3) to Buyer at any applicable Transfer Date. The Transferred Assets are in reasonable operating condition and free from known material defects.
          5.2.4. Governmental Authorization. Except for the FCC Approvals and PUC Approvals the parties contemplate obtaining pursuant to Sections 6.4.3 and 6.4.4 of this Agreement, Seller’s execution, delivery and performance of this Agreement and the Transaction Documents do not require authorization or approval of, or filing with, any Governmental Authority.

          5.2.5. Litigation. As of the date hereof there are no actions, suits, proceedings, claims, arbitrations or investigations, either at law or in equity, of any kind now pending (or to Seller’s Knowledge threatened) against Seller (i) that relate to the Transferred Assets; (ii) that question the validity of any of the Transaction Documents or the Transactions; or (iii) that seek to delay, prohibit or restrict in any manner any actions taken or contemplated to be taken by Seller under the Transaction Documents.
          5.2.6. Tax Matters. All taxes and assessments, including interest and penalties thereon, of any kind whatsoever accrued with respect to the Business through the each Transfer Date (other than Transfer Taxes and taxes subject to proration pursuant to Section 1.4) have been or will be paid in full by Seller. There are no liens for federal, state or local taxes upon the Transferred Assets, except for statutory liens for taxes or assessments not yet delinquent or the validity of which is being contested in good faith by Seller in appropriate proceedings, the ultimate liability for which shall remain the obligation of Seller. Seller has timely filed, or will cause to be timely filed, all material federal, state and local tax returns and reports of any kind (including income, franchise, sales, use, excise, employment and real and personal property) which Seller is obligated to file with respect to the Business for all periods up to and including the each Transfer Date.
          5.2.7. No Material Violation. The execution and delivery by Seller of the Transaction Documents and the consummation by Seller of the Transactions do not and will not: (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of Seller or any legally binding agreement to which Seller is a party to or by which any of the Transferred Assets are bound; (ii) except as set forth in Section 5.2.4 and subject to receipt of the FCC Approvals and PUC Approvals the parties contemplate obtaining pursuant to Sections 6.4.3 and 6.4.4 of this Agreement, violate any applicable Law issued, enacted, entered or deemed applicable by any Governmental Authority having jurisdiction over Seller or any of the Transferred Assets; or (iii) result in the creation or imposition of any Encumbrance on any of the Transferred Assets, except for any security interest delivered by Buyer to Seller pursuant to Section 1.3.
          5.2.8. Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against Buyer for any broker’s or finder’s fees or similar fees or expenses.
          5.2.9 Absence of Undisclosed Liabilities. Seller has no known liabilities or obligations which could have a Materially Adverse Effect on the value of the Transferred Assets.
          5.2.10. Customer Contracts. All Customer Contracts listed in Exhibit C hereto are in full force and effect and without material default on the part of Seller.
ARTICLE 6
COVENANTS

     6.1. Covenants of Seller.
          6.1.1. Satisfaction of Conditions. Seller will satisfy all of the conditions to each Transfer to be performed or satisfied by Seller.
          6.1.2. Maintenance and Conduct of Business. From the date of this Agreement to each Transfer Date, the Seller will cause the Business to be conducted consistent with the ordinary and normal course of the Business existing prior to the date of this Agreement and will use its best commercial efforts to preserve business relationships of the Business with customers, suppliers and others having regular business dealings with it.
          6.1.3. Consent to Assignment. To the extent that the Transfer of any Transferred Asset shall require the consent of another person, this Agreement shall not constitute an agreement to assign the Transferred Asset if an attempted assignment would constitute a breach thereof. Prior to the Transfer, both parties shall use their best commercial efforts to obtain the consent of any other party to the assignment of such Transferred Asset to Buyer.
          6.2. Confidentiality and other Post-Transfer Restrictions on Seller. Seller agrees that for the period ending March 31, 2009 Seller will be bound by the following:
          6.2.1. Confidentiality. Except as required by law, rule or regulation or court order, all information, whether or not written, regarding the Business and the Transferred Assets will be kept in confidence by Seller and (a) not used by Seller for its personal advantage, and (b) not disclosed or made available by Seller for use by any third parties.
          6.2.2. Non-Competition. Seller will not engage directly or indirectly in the conduct or management of, or own a controlling interest in, any VoIP network-based business which competes or is competitive with the Business. Nothing in this Article 6 will be construed to limit Seller’s right to engage in telecommunications related businesses other than the line of business to be sold under this Agreement.
          6.2.3. Non-Solicitation. Seller will not solicit any officer, director, executive or other employee of Buyer to leave his or her employment.
          6.2.4. Reasonableness. Buyer and Seller acknowledge that the covenants in 6.2.1. through 6.2.3. above are reasonable and no greater than is necessary for the protection of Buyer.
          6.2.4. Successors/Other Assets. The parties agree that nothing contained in this section 6 shall restrict any successor, following a change of control, of the Seller from engaging in the Business or using the Business Knowledge. In addition, nothing in this Article 6 shall restrict the Seller from continuing to market and sell any assets contained within the portion of Business not purchased by the Buyer.
     6.3. Confidentiality and other Post-Transfer Restrictions on Buyer. Buyer agrees that it shall be restricted in its ability to further transfer any Customer to any third party service provider as follows:

          6.3.1. Seller Consent. Until such time that Buyer has satisfied all payment obligations established under Sections 1.3, 1.3.1 and 1.3.2, Buyer shall only be allowed to transfer Customers to an alternative service provider with the written consent of Seller which Seller may withhold until Buyer’s payment obligations have been fulfilled.
          6.3.2. Reverting of Customers. Should Buyer cease to offer Customer services in the ordinary course of its business before Transition of all Customers hereunder, all Customers shall, at Sellers option, revert back to Seller at zero cost to Seller, unless other arrangements are mutually agreed by the parties.
     6.4. Mutual Covenants.
          6.4.1. Public Announcements. The parties agree that following the execution of this Agreement, the parties will jointly issue a press release in the form attached hereto as Exhibit D. Except as set forth in the preceding sentence, neither party may publicly announce the signing of this Agreement and the Transactions contemplated herein before or after any Transfer without the prior written approval of the other party, except as and to the extent that such party is required to so disclose such information by Law or rule of any stock exchange. In such event, such disclosing party shall advise the other party of the disclosure required and shall provide the other party with a copy of the disclosure to be made, and shall use commercially reasonable efforts to cause a mutually acceptable release, announcement or filing to be made.
          6.4.2. Cooperation. Except as expressly provided otherwise in this Agreement, each party covenants to use all commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, that are necessary, proper or advisable under applicable Laws and regulations, expeditiously and practicably to consummate and make effective the Transactions, including but not limited to (i) using its commercially reasonable efforts to resolve any disagreements between Buyer and Seller with respect to any applications for governmental or regulatory approval prior to application for such approval, (ii) obtaining all necessary actions, waivers, consents and approvals from third parties or Governmental Authorities, (iii) effecting all necessary filings with Governmental Authorities, and (iv) developing a list of tasks essential to the transition and administration of the portion of the Business relating to the Transferred Assets and a seamless as possible transition to Buyer (including but not limited to those in 6.4.3 through 6.4.4 below) and assigning responsibilities and completion dates for the performance of such tasks, The Statement of Work in Exhibit A represents the parties agreement with respect to such tasks and responsibilities as of the date of execution of this Agreement. To the extent that either Party undertakes responsibility for developing and implementing processes and procedures for the other Party which are outside the scope of this Agreement or the Statement of Work, the parties will either amend the applicable terms of this Agreement or add the additional tasks to the Statement of Work by an appropriate change order.
          6.4.3. PUC Filings. Promptly after the execution of this Agreement, each of the parties will take such reasonable actions as may be necessary or helpful (including, but not limited to, making available witnesses, information, documents, and data requested by the PUC) to apply for and receive all approvals necessary from PUCs for the transfer of the Transferred

Assets to Buyer and the change in the provider of telecommunications services to the Customers. Seller and Buyer will work together to prepare any applications and customer notice waivers required to be filed with PUCs and will diligently pursue the fulfillment of these obligations utilizing their best efforts to complete such activities in a timely manner. Seller shall take the lead in preparing petitions to discontinue current service offerings related to the Transferred Assets as required, if any. Buyer and Seller will share all costs and expenses relating to such filings equally.
          6.4.4. FCC Filings. The parties agree to promptly file after execution of this Agreement such applications and to take such reasonable actions as may be necessary or helpful to apply for and receive approval by the FCC for the transfer of the Transferred Assets to Buyer. Seller and Buyer will work together to prepare the applications and customer notice waivers to be filed with the FCC and will diligently pursue the fulfillment of these obligations utilizing their best efforts to complete such activities in a timely manner. Seller shall take the lead in preparing petitions to discontinue current service offerings related to the Transferred Assets as required, if any. Buyer and Seller will share all costs and expenses relating to such filings equally.
          6.4.5. Buyer State Filings. Buyer shall be responsible for filing any required affidavits regarding its status as the “acquiring carrier” as well as any future tariffs relating to new rate plans.
ARTICLE 7
TERMINATION
     7.1. Termination By Buyer. If any condition precedent to Buyer’s obligation to effect any of the Transfers set forth in Section 4.1 shall become incapable of satisfaction through no fault of Buyer and such condition is not waived by Buyer, Buyer shall not be obligated to effect the Transfer and may terminate this Agreement by written notice to Seller. If Seller materially breaches any provisions of this Agreement, and such breach remains uncured for thirty (30) days after notice from Buyer, Buyer may terminate this Agreement upon written notice to Seller.
     7.2. Termination By Seller. If any condition precedent to Seller’s obligation to effect any Transfer set forth in Section 4.2 shall become incapable of satisfaction through no fault of Seller and such condition is not waived by Seller, Seller shall not be obligated to effect the Transfer and may terminate this Agreement by written notice to Buyer. If Buyer materially breaches any provisions of this Agreement, and such breach remains uncured for thirty (30) days after notice from Seller, Seller may terminate this Agreement upon written notice to Buyer.
     7.3. Termination By Buyer or Seller. If (i) a final, non-appealable order is issued by any Governmental Authority to restrain, enjoin or prohibit the consummation of any of the Transactions, or (ii) the Transfer with respect to any of the Customer Contracts shall not have occurred on or before April 30, 2007 or any other or subsequent date to which the parties may mutually agree, then either party may terminate this Agreement by written notice to the other. Notwithstanding the foregoing, if a non-appealable order is issued by a state PUC to restrain, enjoin or prohibit the consummation of any of the Transactions, then within ten (10) days of the date such an order becomes final and non-appealable, the Buyer and Seller will initiate good faith negotiations to modify the Agreement to address the terms of the PUC order. If the parties are unable to successfully modify the Agreement, either party shall, at its option, have the right to terminate this Agreement by written notice to the other party.
     7.4. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article 7, the terms of any Transfer not yet effected, and this Agreement shall thereafter become void and there shall be no further liability on the part of any party hereto or its respective shareholders, directors, officers or employees in respect thereof, except as follows: (i) nothing herein shall relieve any party from liability for any intentional breach of this Agreement, and (ii) the rights and obligations of the parties hereto with respect to Transfers already effected will not be affected.
ARTICLE 8
ADDITIONAL MATTERS
     8.1. Pre-Transfer. In order to effectuate orderly Transitions in the provision of telecommunications services to Customers, Buyer and Seller agree to utilize the measures set forth below:
          8.1.1. Collection of Receivables. Each billing party will collect its own receivables, as described in the Statement of Work in Exhibit A
          8.1.2. Notice to Customers. Buyer and Seller agree that Buyer, in cooperation with Seller, will deliver multiple written notifications to each Customer in order to meet requisite regulatory standards and to facilitate an orderly Transition of services to Buyer with minimal attrition. All such written notifications shall be provided to Seller in advance of any use thereof, and shall be in form reasonably acceptable to Seller. In no less than the last bill delivered to each Customer by the Seller, the Customers shall be informed that Seller will no longer be the Customer’s telecommunications provider and Customers shall be provided the name, address and telephone number of Buyer, including the payment information relating to the newly established lock-box and a request that all such payments due on the last Seller issued or any prior bill be directed to the new payment location.
     8.2. Customer Records. To the extent not previously provided to Buyer, Seller shall maintain all billing and service records for goods sold or services provided, including any third-party verifications, to Customers prior to Transfer until the later of one year from the Transfer Date or the minimum time required by Law. Seller shall make available, upon reasonable request from Buyer, all such billing and service records. Such records will be provided without cost to the Buyer and will include applicable third party verifications and letters of authorization associated with end user subscriptions.
     8.3. Carrier Access Billing. Seller shall render its own final carrier access bills to its interexchange carriers for minutes, messages and other applicable charges. Seller shall be responsible for collecting and settling any disputes associated with its final carrier access billings to interexchange carriers, and there shall be no adjustment to the Purchase Price for any bad debts of these interexchange carriers.
     8.4. New Customer Service Orders and Service Change Orders. Except as Seller and Buyer may otherwise agree, (i) after customers are Transitioned to Buyer following the Transfer Date(s), Buyer shall be responsible for processing all new customer service requests and service change order requests submitted by customers or applicants for service, and (ii) Seller shall forward within ten (10) business days any new customer service orders or service change orders received by Seller to Buyer for service.
     8.5. Access to Books and Records.
          8.5.1. After the final Transfer, Seller will retain all Retained Books and Records for a period of three (3) years.
          8.5.2. After the final Transfer, upon reasonable notice the parties will give to the representatives, employees, counsel and accountants of the other party reasonable access during normal business hours, to books and records relating to the Transferred Assets and the Assumed Liabilities, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including any tax returns and related information, but not attorney work product), audits, legal proceedings, governmental investigations and other business purposes (including such financial information and any receipts evidencing payment of taxes as may be requested by Seller to substantiate any claim for tax credits or refunds); provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any contract to which it is a party or to which it or any of its assets is subject. Seller and Buyer will cooperate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any tax and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.5.2.
     8.6. Bulk Sales Laws. Seller and Buyer waive compliance with applicable laws under any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to the sale of inventory, equipment or other assets in bulk in connection with the sale of the Transferred Assets.
     8.7. Post-Transfer Support. Until June 30, 2007, Seller agrees to provide to the Buyer all services necessary to providing services to the Customers until those Customers are fully Transitioned to the Buyer’s network facilities. Provision of services by the Buyer under this Section 8.7 shall be subject to the terms and conditions contained in the Statement of Work in Exhibit A as the same may be amended by the parties from time to time.

ARTICLE 9
SURVIVAL AND INDEMNIFICATION
     9.1. Survival. The representations and warranties made in this Agreement, the Schedules and the certificates to be delivered by the parties shall survive for a period of twelve (12) months following each Transfer Date (except for Sections 5.2.3, which shall survive indefinitely, and Section 5.2.6 which shall survive for the applicable statute of limitations), except to the extent such party, at or prior to a Transfer Date, shall have actual knowledge of a breach or inaccuracy of a representation or warranty of the other party. No claim may be made for the breach of a representation or warranty made in this Agreement unless notice of such claim has been delivered to the breaching party prior to the expiration of the representation or warranty.
     9.2. Indemnification and Payment of Damages by Seller. Subject to the limitations set forth in Section 9.6, Seller will indemnify and hold harmless Buyer and its respective representatives, stockholders, controlling persons and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to such Indemnified Persons the amount of, any loss, liability, claim, damage expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any breach of representation or warranty made by Seller in this Agreement, (b) any breach of any covenant or obligation of a Seller in this Agreement; (c) the use, operation or conduct of the Transferred Assets prior to the Transfer Date; (d) the Excluded Assets or the Retained Liabilities; or (e) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller (or any person acting on its behalf) in connection with any of the contemplated transactions.
     9.3. Indemnification and Payment of Damages by Buyer. Subject to the limitations set forth in Section 9.7, Buyer will indemnify and hold harmless Seller and its Indemnified Persons for, and will pay to such Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with (a) any breach of representation or warranty made by Buyer in this Agreement; (b) any breach of any covenant or obligation of Buyer in this Agreement; (c) the use, conduct or operation of the Transferred Assets from and after the Transfer Date solely to the extent that any such Damages result from events occurring on or after the Transfer Date, (d) the failure of Buyer to perform any of the Assumed Liabilities, and (e) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on its behalf) in connection with any of the contemplated transactions.
     9.4. Procedure for Indemnification – Third Party Claims.
          9.4.1. Promptly after receipt by an Indemnified Person under Section 9.2 or 9.3 of notice of the commencement of any claim (a “Proceeding”) against it, such Indemnified Person shall, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.
          9.4.2. If any proceedings referred to in Section 9.4.1 is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate) to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without the consent of such Indemnified Person. In no event will the Indemnified Person consent to the entry of any judgment or enter into any settlement with respect to a Proceeding without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.
     9.5. Procedure for Indemnification – Other Claim. A claim for the indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     9.6. Limitations on Seller’s Indemnification of Purchaser. Notwithstanding any other provision to the contrary, Seller shall be obligated to indemnify Buyer and its Indemnified Persons only to the extent that the amount of such Damages, when aggregated with the total amount of other claims for indemnification under Section 9.2, does not exceed $250,000 and (ii) any such claims are made upon Seller in writing prior to the close of business on the second anniversary of the Transfer Date.
     9.7. Limitations on Buyer’s Indemnification of Seller. Notwithstanding any other provision to the contrary, Buyer shall be obligated to indemnify Seller and its Indemnified Persons only to the extent that the amount of such Damages, when aggregated with the total amount of other claims for indemnification under Section 9.3, does not exceed $250,000, and (ii) any such claims are made upon Buyer in writing prior to the close of business on the second anniversary of the applicable Transfer Date. However, nothing in the preceding sentence will limit indemnification by the Buyer in any manner in regard to the Buyer’s compliance with published rules and regulations of state public service commissions and the Federal

Communications Commission, which apply directly to Buyer’s conduct of the Business sold hereunder.
ARTICLE 10
WAIVER OF TRIAL BY JURY AND RESOLUTION OF DISPUTES
     10.1. Waiver of Trial by Jury. Each party waives its right to a jury trial in any court action arising between the parties, whether under this Agreement or otherwise related to this Agreement, and whether made by claim, counterclaim, third party claim or otherwise. If for any reason the jury waiver is held to be unenforceable, the parties agree to binding arbitration under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et seq. Any arbitration will be subject to the Governing Law provision set forth in Section. 12.9. Discovery in the arbitration will be governed by the Federal Rules of Civil Procedure. The determination of the arbitrator shall be final, binding and conclusive upon the parties and enforceable in a court of competent jurisdiction. The agreement of each Party to waive its right to a jury trial will be binding on its successors and assignees.
     10.2. Dispute Resolution. If a dispute arises under this Agreement the parties shall endeavor to resolve it first by amicable, private negotiations, and each party shall provide a representative to such negotiations with authority to settle the matter. If, for whatever reason, the parties are unable to resolve a dispute as aforesaid, they shall appoint a neutral, qualified intermediary with experience resolving disputes of a similar nature, such as a mediator with authority to render a binding decision, an arbitrator, or other similarly qualified person who is given binding authority to settle the dispute. If the parties are unable to agree on a qualified intermediary, each shall designate legal counsel to select an appropriate individual for them, or, if necessary, two individuals, one for each of them, along with authority for the two so selected to appoint a third.qualified intermediary. The person or persons so selected shall conduct the proceedings in accordance with such conventional rules and procedures as may be equitable and appropriate in the circumstances, and the parties agree that the decision of such intermediary(ies) shall be final and binding on each of them, enforceable in any court of competent jurisdiction. Costs and fees shall be shared equally by the parties. No resolution so reached shall include special, consequential or incidental damages.
ARTICLE 11
CERTAIN DEFINITIONS
     11.1. Defined Terms. For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

     “Affiliate” of a specified entity means any legal entity directly or indirectly controlling, controlled by, or under the common control with the specified entity. The term “control” (including “controlling,” “controlled by” and “under common control with”) of an entity means the possession, directly or indirectly, of the power to (i) vote 50% or more of the voting securities or other voting interests of such person, or (ii) direct or cause the direction of the management and policies of such entity, whether through the ownership of voting shares, by contract or otherwise. “Agreement” means this Agreement for Purchase and Sale of Customers Line’s, together with all Schedules and Exhibits hereto, as any of the foregoing may be amended, modified or supplemented in writing from time to time.
     “Assumed Liabilities” means any and all of the following liabilities and obligations of Seller relating directly to the Transferred Assets.
     (a) to the extent arising out of events occurring after the Transfer Date, all liabilities and obligations of Seller or its Affiliates arising under the Customer Contracts and the Permits pursuant to Buyer’s existing Tariffs;
     (b) All liabilities and obligations arising out of litigation and claims relating to the Customer Contracts arising out of events occurring after the Transfer Date;
     (c) All obligations of Seller to timely pay compensation to independent sales organizations and individuals in connection with revenues derived by Buyer from Customer Contracts and accounts Transferred hereunder as set forth on Exhibit E, attached hereto and incorporated herein;
     (d) Except for Assumed Liabilities Buyer does not assume any liabilities or obligations of Seller or its Affiliates of any nature, whether direct, contingent or otherwise, including, without limitation, any liabilities or obligations of the Business prior to the Transfer.
     “Business” means Seller’s business of providing voice and data services via Seller’s VoIP-based network.
     “Buyer” is defined in the preamble of this Agreement.
     “Buyer’s Knowledge” means the actual knowledge of Buyer after reasonable investigation.
     “Code” is defined in Section 1.5.
     “Customer” means an end user customer of the Business and where applicable includes such end users after the Transfer has occurred.
     “Customer Access Line” means a Customer access line.
     “Customer Contracts” means all contracts, agreements, instruments and other legally binding arrangements (and all amendments and modifications thereto) relating to the provision of VoIP-based voice and data services by Seller to an end user, and all such contracts, agreements and instruments entered into by a Seller in the ordinary course of the Business between the date of this Agreement and the applicable Transfer Date relating to the provision of services to the Customers. A list of all Customer Contracts as of the date of this Agreement is attached hereto as Exhibit C. .
     “Encumbrances” means any and all security interests, liens, charges or similar restrictions, except for (i) liens for taxes not yet due and payable or that are being contested in good faith, (ii) liens of workers, carriers or materialmen or similar liens arising by operation of Law in the ordinary course of the Business in respect of obligations that are not yet due and payable or that are being contested in good faith, and (iii) any liens, defects or irregularities that are the result of Buyer’s or its representative’s actions.
     “Excluded Assets” means, any of the following:
     (a) all assets, properties and rights of Seller and its Affiliates, including the name “Trinsic” and other names used by Seller to denote its legal existence, , associated with other lines of business of Seller and its affiliates that are not the subject of this Agreement (i.e. the Business);
     (b) this Agreement and all rights of Seller under this Agreement;
     (c) the Retained Books and Records;
     (d) all cash or cash equivalents of Seller and its Affiliates, including, without limitation, checks or drafts received by the Business for which Seller has not received funds on or prior to the Transfer Dates, certificates of deposit, time deposits and marketable securities; and all of the right, title and interest in the bank accounts, safe deposit boxes and checking accounts of either Seller, its Affiliates and the Business;
     (e) all rights to refunds of all federal, state, local and foreign taxes relating to Seller or its Affiliates, the Transferred Assets or the Business to the extent such taxes relate to a period ending on or prior to the Transfer Date and were not paid or assumed by Buyer;
     (f) all accounts receivable, inventory and fixed assets of Seller and its Affiliates other than those set forth in Exhibits attached hereto;.
     (g) all real property and interests in real property owned by Seller and its Affiliates; and
     (h) all policies of insurance and fidelity, surety or similar bonds and the coverages afforded thereby, and any and all claims or rights thereunder;
     (i) Buyer shall have no liability or obligation with respect to any Excluded Assets.
     “FCC” means the Federal Communications Commission or any other Federal agency which succeeds in whole or in part to its jurisdiction so far as the subject matter of this Agreement is concerned.

     FCC Approval” means the approval of the FCC to completion of the transactions contemplated hereunder.
     “Governmental Approval” means the PUC Approval, the FCC Approval and all consents and approvals of, filings and registrations with, and notifications to any other Governmental Authority necessary to consummate the transactions contemplated by this Agreement.
     “Governmental Authority” means any United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality thereof.
     “Law” or “Laws” means any statute, rule, regulation or ordinance of any Governmental Authority.
     “Material Adverse Effect” means a materially adverse effect on the Business or the Transferred Assets, taken as a whole, other than effects relating to or arising from (i) the execution of this Agreement, (ii) the United States economy generally (iii) events or circumstances that affect the Business in the same manner and to the same extent as other businesses in the industry generally;or (iv) other claims or actions of any kind or nature against Seller relating to the Transferred Assets.
     “Payment Date” is the date on which Buyer is to make a Transaction Payment under this Agreement.
     “Permits” means all permits of any Governmental Authority relating to the Transferred Assets.
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, foreign, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).
     “PUC” means a state ublic utility commission or equivalent regulatory body.
     “PUC Approval” means the approval of a PUC to completion of the transactions contemplated hereunder.
     “Proration Periods” is defined in Section 1.4.
     “Purchase Price” is defined in Section 1.3.
     “Required Consents” the consents required in Section 3.2.4.
     “Retained Books and Records” means, collectively, all corporate records and stock books of Seller and their Affiliates, the general ledger, all records required by Law to be retained by Seller and all books and records relating to (i) tax returns and tax records; (ii) the Excluded Assets; (iii) the organization, maintenance and existence of Seller as a corporation or partnership;

and (iv) attorney work product; provided that where reasonably necessary or prudent, Retained Books and Records shall also include copies of the Transferred Books and Records.
     “Retained Liabilities” is defined in Section 1.2 of this Agreement.
     “Seller” is defined in the preamble of this Agreement.
     “Seller’s Knowledge” means the actual knowledge of Seller after reasonable investigation.
     “Transfer” means the transfer of ownership of the Transferred Assets and the assumption of the Assumed Liabilities.
     “Transfer Date” is a date on which a Transfer takes place or is contemplated to take place under this Agreement.
     “Transactions” means any or all of the Transfers, deliveries, payments contemplated by the Transaction Documents in connection with the sale of the Business.
     “Transaction Documents” means this Agreement and each document referred to, described in or contemplated by the Agreement. When used with respect to Seller or Buyer, “Transaction Documents” means this Agreement and such documents as are required to be executed by such party with respect to the Transactions.
     “Transaction Payment” means the payments of the Purchase Price described in Section 1.3. hereof.
     “Transfer Taxes” means any and all federal, state, county, municipal, foreign or other taxing jurisdiction sales, use, transfer, gross receipts, consumer levy, privilege or similar taxes, duties, excises or governmental charges, including any penalties and interest thereon, arising out of the sale of the Transferred Assets by Seller to Buyer hereunder.
     “Transferred Assets” means all of Seller’s right, title and interest in and to the following assets:
     (a) the Customer Contracts including any rights to collect contract termination fees for end user disconnects that are effective after the date of this Agreement;
     (b) the equipment and other items listed in the Exhibits hereto and in the Statement of Work and its attachments;
     (c) the Transferred Books and Records; and
     (d) With respect to Customer Contracts, Transferred Assets shall be limited to:
(i)	those which the applicable Governmental Authority will permit to be transferred to Buyer without a written and executed Letter of Authority; and

(ii)	those for which Seller has obtained prior to the applicable Transfer Date a written and executed Letter of Authority.
     (e) accounts receivable from Customer Contracts for services rendered by Buyer after the applicable Transfer;
     (f) all marketing materials and product literature, trademarks, tradenames, logos, service marks and other similar information used by Seller in connection with the portion of the Business covered by the Transferred Assets.
     but excluding from the foregoing the Excluded Assets.
     “Transferred Books and Records” means copies of Seller’s customer lists and records, accounts and billing records, plans, blueprints, specifications, drawings, surveys and engineering reports that relate directly to the operation of the Business.
     “Transition” means the transfer of Customers from Seller’s softswitch to Buyer’s softswitch.
     “Transition Date” means the date of completion for the conversion of a customer from Seller’s softswitch to Buyer’s softswitch.
     11.2. Interpretation. Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) the term “primarily” means primarily or exclusively, and (iii) the term “including” means including without limitation.
ARTICLE 12
GENERAL
     12.1. Notices. All notices hereunder will be in writing and served by certified mail, return receipt requested. Notice shall be deemed to have been duly given on the earlier of the date received or the fifth business day following the date mailed by the notifying party using first class mail, postage prepaid. Notices shall be sent as follows:
If to Seller:
Trinsic Communications, Inc.
100 Brookwood Road
Atmore, AL 36502
Attention: Trey Davis
Facsimile: 251-368-1314

with a required copy (which shall not constitute notice) to:
Trinsic Communications, Inc.
Andrew L. Graham, Legal Counsel
601 S. Harbour Island Boulevard, Suite 220
Tampa, FL 33602
Facsimile: 813-233-4623
     If to Buyer:
CommX Holdings, Inc.
3550 Buschwood Park Drive Suite 320
Tampa, FL 33618
Attn:Oscar Williams
Facsimile: 813-931-7369
     12.2. Waivers. No failure of a party to enforce a provision of this Agreement will be construed as a general or a specific waiver of that provision, or of a party’s right to enforce that provision, or of a party’s right to enforce any other provision of this Agreement. No waiver of any breach of any covenant or other provision herein contained shall be deemed to be a waiver of any preceding or succeeding breach, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed to be an extension of the time for performance of any other obligation or act.
     12.3. Payment of Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in consummating and carrying out the Transactions, whether or not the Transactions are consummated.
     12.4. Headings. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.
     12.5. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and, when each of the parties hereto has executed and delivered a counterpart to the other party, this Agreement shall be binding and effective even though no single counterpart has been executed by both of the parties. This Agreement may be executed and delivered by facsimile transmission, and a facsimile of this Agreement or of a signature of a party will be effective as an original.

     12.6. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that no assignment shall be permitted except as provided for in this Agreement.
     12.7. Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning party, which consent may be withheld in such party’s sole discretion; provided, however, that Buyer or Seller may, without the prior consent of the other party, assign its rights under this Agreement to any Affiliate.
     12.8. Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the Transactions.
     12.9. Governing Law. To the extent that federal law does not apply exclusively, this Agreement shall be construed in accordance with the laws of the State of Florida (without reference to the choice of law provisions of any jurisdiction).
     12.10. Severability. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable when applied to any person or circumstance, the remaining provisions of this Agreement and the enforcement of such provision to other persons or circumstances shall not be affected thereby, and each provision of this Agreement shall be enforced to the fullest extent allowed by Law.
     12.11. Amendments. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived by a party, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.
     12.12. No Construction. Each party hereto acknowledges that such party and its counsel have reviewed this Agreement and participated in its drafting. This Agreement shall not be construed against either party for having prepared it. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders. Moreover, the term “or” is not exclusive. The words “Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this contract as a whole (as it may be amended, modified, restated, or supplemented), including any schedules, exhibits, addenda, annexes and other documents incorporated by reference (as they may be amended, modified, restated, or supplemented) and not to any particular provision of this contract. Whenever the word “include,” “includes” or “including” is used in this Agreement, it will not be limiting or exclusive and will be deemed to be followed by the words “without limitation.” All references in this Agreement to statutes and related regulations will include any amendments of and any successor statutes and regulations. All references in this Agreement or in the schedules, addenda, annexes or exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments will refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement. All references to any instruments or agreements, including references to this Agreement will include any and all modifications or amendments thereto and any and all extensions or renewals thereof. The various headings contained in this Agreement are inserted solely for convenience of reference and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement. Notwithstanding the foregoing the parties agree that any conflict or inconsistency between the provisions of this Agreement and those in the attached Exhibits A, B, and C shall be resolved in favor of the provisions in the aforesaid Exhibits.
     12.13. Entire Agreement; No Third Party Beneficiaries. This Agreement, including all schedules and exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, warranties or representations between the parties with respect to such subject matter except as set forth or noted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.
     IN WITNESS WHEREOF, the parties to this Agreement for Purchase and Sale of Assets have executed it as of the date first above written.

BUYER:

CommX Holdings, Inc.

By:

Name:

Its:

SELLER:

TRINSIC COMMUNICATIONS, INC.

By:

Name:

Its: